Exhibit 5.2

Keller Rohrback l.l.p.

Thomas A. Sterken

August 14, 2020

Omeros Corporation The Omeros Building 201 Elliott Avenue West Seattle, Washington 98119

Re:	Underwritten Offering of 5.25% Convertible Senior Notes due 2026

Ladies and Gentlemen:

We have acted as counsel to Omeros Corporation, a Washington corporation (“Omeros”) in connection with the registration by Omeros under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to $241,500,000 aggregate principal amount of Convertible Senior Notes due 2026 (the “Notes”), pursuant to the Underwriting Agreement, dated as of August 11, 2020 (the “Underwriting Agreement”), by and between Omeros and BofA Securities, Inc., J.P. Morgan Securities LLC and the other firms listed on Schedule A to the Underwriting Agreement as underwriters (individually and collectively, the “Underwriter”), pursuant to the Registration Statement on Form S-3 (File No. 333-235349) filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2019 (the “Registration Statement”).

In connection with rendering this opinion, we have reviewed:

(i)       the Underwriting Agreement;

(ii)      the Base Indenture, dated as of August 14, 2020 (the “Base Indenture”), between Omeros and Wells Fargo Bank, National Association, as Trustee (the “Trustee”);

(iii)     the First Supplemental Indenture, dated as of August 14, 2020 (the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the "Indenture");

(iv)     the global note in an aggregate principal amount of $210,000,000 registered in the name of Cede & Co. (the “Global Note”);

(v)     the Registration Statement;

(vi)      the preliminary prospectus supplement dated August 10, 2020, with respect to the offer and sale of the Notes, filed with the Commission on August 10, 2020, pursuant to Rule 424(b) under the Securities Act;

(vii)     the pricing term sheet, dated August 11, 2020, with respect to the offer and sale of the Notes, filed with the Commission on August 12, 2020, pursuant to Rule 433(d) under the Securities Act;

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Omeros Corporation	Keller Rohrback l.l.p.

August 14, 2020

(viii)    the final prospectus supplement dated August 11, 2020, with respect to the offer and sale of the Notes, filed with the Commission on August 13, 2020, pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”);

(ix)   the Amended and Restated Articles of Incorporation of Omeros, certified by the Secretary of State of the State of Washington on July 16, 2020 (the “Articles of Incorporation”); and

(x)      the Amended and Restated Bylaws of Omeros, adopted by the Board of Directors of Omeros on February 28, 2008 (the “Bylaws”).

We have reviewed such corporate records, certificates and other documents and such questions of law as we have considered necessary and relevant for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

In rendering this opinion, we have relied as to certain matters on information obtained from public officials, officers of Omeros and other sources we believe to be responsible.

Based upon the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1.        The Notes have been duly authorized by Omeros. The offer and sale of the Notes contemplated by the Underwriting Agreement does not give rise to any rights under the Articles of Incorporation, the Bylaws or the laws of the State of Washington, that entitle or will entitle any person to acquire from Omeros any other shares of capital stock of Omeros upon the issuance of the Notes by Omeros except for the shares of common stock of Omeros, par value $0.01 per share, issuable upon conversion of the Notes (the “Conversion Shares”).

2.        Upon the due execution and delivery of the Indenture by each of Omeros and the Trustee and the execution, authentication and delivery of the Notes by Omeros pursuant to the Underwriting Agreement and the Indenture against payment of the consideration set forth in the Underwriting Agreement, the Notes will be valid and binding obligations of Omeros, enforceable against Omeros in accordance with their terms.

3.        The Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Notes and, when issued and delivered upon conversion of the Notes in accordance with the Indenture and the Notes, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Washington. We do not express any opinion herein on any laws other than the Washington Business Corporation Act, applicable provisions of the Washington State Constitution and reported judicial decisions interpreting these laws.

Omeros Corporation	Keller Rohrback l.l.p.

August 14, 2020

We hereby consent to the filing of this opinion as Exhibit 5.2 to Omeros’ Current Report on Form 8-K, filed with the Commission on or about August 14, 2020, relating to the offering of the Notes. We also hereby consent to the reference to our name under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ KELLER ROHRBACK, L.L.P.